Certificate of Incorporation

REYNOLDS PACKAGING INTERNATIONAL LIMITED 6470792
NZBN: 9429046384386

This is to certify that REYNOLDS PACKAGING INTERNATIONAL LIMITED was incorporated under the Companies Act 1993 on the 29th day of September 2017.

Registrar of Companies 2nd day of October 2017

For further details relating to this company check http://app.companiesoffice.govt.nz/co/6470792 Certificate generated 02 October 2017 04:45 PM NZDT